Exhibit 99.1

From:	DRYCLEAN USA. Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Second Quarter Results And Eliminates Dividend

Miami, FL – February 11, 2008, – DRYCLEAN USA, Inc. (AMEX:DCU) today reported revenues and earnings for the six and three month periods ended December 31, 2007. For the first six months of fiscal 2008, the Company’s revenues decreased by 15.3% to $10,381,524 from $12,255,000 for the same period of fiscal 2007. Net earnings decreased by 32.0% to $292,310 or $.04 per diluted share compared to net earnings of $429,958 or $.06 per diluted share for the same period of fiscal 2007.

For the second quarter of fiscal 2008, revenues decreased by 11.0% to $5,644,880 from $6,342,802 in the comparable period of fiscal 2007. Net earnings for the period decreased by 26.3% to $179,266 or $.03 per diluted share compared to $243,179 or $.03 per diluted share for the second quarter of fiscal 2007.

In light of the tightening of the economy, the Board of Directors felt it prudent to eliminate the dividend that the Company has been paying semi-annually.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated that “The slowdown in the economy and the reduction of large contract orders for commercial and industrial laundry equipment during the first six months of fiscal 2008 affected the Company’s revenues. In reviewing this year’s results, it should be noted that the first six months of fiscal 2007 achieved record results.” Mr. Indelicato also indicated that the Company continues to focus on the laundry equipment business for growth and is aggressively bidding large contract orders.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning those factors are discussed in Company reports filed with the

Securities and Exchange Commission.

DRYCLEAN USA, Inc. and Subsidiaries

DRYCLEAN USA, Inc. and Subsidiaries	(AMEX:DCU)

Summary Unaudited Consolidated Statements of Income\

	Six months ended December 31,		Three months ended December 31,
	2007	2006	2007	2006

Revenues	$10,381,524	$12,255,000	$5,644,880	$6,342,802

Earnings before income
taxes	461,074	694,306	284,502	393,049
Provision for income taxes	168,764	264,348	105,236	149,870

Net earnings	$292,310	$429,958	$179,266	$243,179

Basic and diluted
earnings per share	$.04	$.06	$.03	$.03

Weighted average shares
outstanding:
Basic	7,034,307	7,034,450	7,034,307	7,034,450
Diluted	7,037,472	7,037,818	7,037,333	7,038,532